                                       FILED PURSUANT TO RULES 424(B) AND 424(C)
                                                   REGISTRATION NUMBER 333-83887

                             PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED NOVEMBER 8, 1999
                          CHARTER COMMUNICATIONS, INC.

     On December 1, 1999, Charter Communications, Inc. entered into a non-binding letter of intent with AT&T Broadband & Internet Services to exchange certain cable systems owned by each of them. The contemplated exchange would involve cable systems owned by AT&T located in municipalities in Alabama, Georgia, Illinois and Missouri serving approximately 705,000 subscribers and systems owned or managed by Charter Communications, Inc. located in municipalities in California, Connecticut, Kentucky, Massachusetts, Texas and Tennessee serving approximately 632,000 subscribers. The proposed exchange is subject to the negotiation and execution of a definitive exchange agreement, regulatory approvals and other conditions typical in transactions of this type. There can be no assurance that the proposed exchange will be consummated.

                 Prospectus Supplement dated December 1, 1999.